Exhibit 99.1

Intellia Therapeutics Announces First Quarter 2026 Financial Results and Business Updates

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Presented positive Phase 3 HAELO topline clinical data for lonvo-z in HAE; initiated rolling BLA submission; anticipate U.S. launch in first half of 2027
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Recently resumed patient screening in MAGNITUDE and MAGNITUDE-2 Phase 3 clinical trials of nex-z in ATTR-CM and ATTRv-PN, respectively
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Including proceeds from underwritten public offering in April, existing cash resources expected to fund operations at least into 2028

CAMBRIDGE, Mass., May 11, 2026 – Intellia Therapeutics, Inc. (Nasdaq: NTLA), a leading biopharmaceutical company focused on revolutionizing medicine leveraging CRISPR gene editing and other core technologies, today reported business updates and financial results for the first quarter ended March 31, 2026.

"It has been a remarkable start to 2026 for Intellia," said John Leonard, M.D., Intellia President and Chief Executive Officer. "With lonvo-z, we achieved a historic milestone by presenting the world's first Phase 3 data for an in vivo gene editing candidate and initiated a rolling BLA submission as we seek to provide a highly differentiated one-time treatment option to people living with HAE. We also recently resumed patient screening for both of our Phase 3 clinical trials in ATTR and strengthened our balance sheet with an underwritten public offering. We look forward to achieving additional important milestones during the remainder of the year."

Lonvoguran Ziclumeran (Lonvo-z) for Hereditary Angioedema (HAE)

Designed as a one-time treatment that is administered in an outpatient setting, lonvo-z is an in vivo CRISPR gene editing candidate that is intended to inactivate the kallikrein B1 (KLKB1) gene to permanently lower kallikrein and bradykinin levels and to eliminate HAE attacks.

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In April, Intellia announced positive topline results from the global Phase 3 HAELO clinical trial of lonvo-z in HAE.
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The trial met its primary endpoint. For the six-month efficacy evaluation period (weeks 5 to 28), a one-time infusion of lonvo-z reduced attacks by 87% versus placebo, with a mean monthly attack rate of 0.26 in the lonvo-z arm compared with 2.10 in the placebo arm (p<0.0001).
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The trial met all of its key secondary endpoints with statistical significance (p<0.0001). These included a 62% rate of patients who were entirely attack free and therapy free in the lonvo-z arm for the six-month efficacy evaluation period, compared with 11% of patients in the placebo arm.
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Favorable safety and tolerability data were observed for lonvo-z. The most common treatment emergent adverse events (TEAEs) during the primary observation period (infusion through week 28) were infusion-related reactions, headache and fatigue. All TEAEs reported as of the data cutoff (February 10, 2026) were mild or moderate (Grade 1 or Grade 2) and there were no serious adverse events observed in the lonvo-z arm.
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As of the data cutoff, all patients who received lonvo-z at baseline or in crossover after week 28 remained free from long-term prophylaxis therapy.
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Intellia announced in April that it has initiated a rolling biologics license application (BLA) submission to the U.S. Food and Drug Administration (FDA) to seek regulatory approval for lonvo-z. Pursuant to the regenerative medicine advanced therapy (RMAT) designation granted to lonvo-z by the FDA, a rolling BLA allows the company to submit portions of the BLA on an ongoing basis and provides the FDA with an opportunity to accelerate its review. Intellia plans to complete its BLA submission in the second half of 2026 to support a potential U.S. launch of lonvo-z in the first half of 2027.
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In the first quarter, Intellia presented several posters at the 2026 American Academy of Allergy, Asthma & Immunology (AAAAI) Annual Meeting. The presentations included three-year follow-up data from patients receiving a one-time 50 milligram dose of lonvo-z and new survey findings assessing the chronic treatment burden and unmet needs among patients living with HAE.
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Additional clinical data from HAELO will be presented at the 2026 European Academy of Allergy and Clinical Immunology Congress (EAACI), taking place June 12-15 in Istanbul, Türkiye (abstract #100217).

Nexiguran Ziclumeran (Nex-z) for Transthyretin (ATTR) Amyloidosis

Nex-z is an investigational in vivo CRISPR-based therapeutic candidate designed to inactivate the TTR gene in the liver, thereby preventing the production of transthyretin (TTR) protein. Nex-z offers the possibility of halting and reversing disease by driving a deep, consistent and potentially lifelong reduction in TTR protein after a one-time treatment. Intellia leads the development and commercialization of nex-z in collaboration with Regeneron Pharmaceuticals, Inc. (Regeneron).

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In the first quarter, the FDA lifted the clinical holds from the MAGNITUDE and MAGNITUDE-2 Phase 3 clinical trials of nex-z in ATTR amyloidosis with cardiomyopathy (ATTR-CM) and hereditary ATTR amyloidosis with polyneuropathy (ATTRv-PN), respectively. Patient screening activities are advancing in both trials.
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Intellia plans to complete patient enrollment in MAGNITUDE-2 in the second half of 2026.

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Upcoming Events

The company will participate in the following events during the second quarter of 2026:

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Bank of America Securities Health Care Conference, May 12, Las Vegas
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RBC Capital Markets Global Healthcare Conference, May 20, New York
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Jefferies Global Healthcare Conference, June 3, New York
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EAACI Congress, June 12-15, Istanbul, Türkiye

First Quarter 2026 Financial Results

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Cash Position: Cash, cash equivalents and marketable securities were $517.2 million as of March 31, 2026, compared to $605.1 million as of December 31, 2025. Additionally, in April 2026, the company executed an underwritten public offering of its common stock for approximately $207 million in gross proceeds. The company’s existing cash resources are expected to fund its operations at least into 2028 and well beyond lonvo-z’s anticipated U.S. commercial launch for HAE in the first half of 2027. This guidance excludes all potential commercial revenues from lonvo-z.
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Collaboration Revenue: Collaboration revenue was $15.0 million for the first quarter of 2026, compared to $16.6 million for the first quarter of 2025.
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R&D Expenses: Research and development (R&D) expenses were $80.7 million for the first quarter of 2026, compared to $108.4 million for the first quarter of 2025. The decrease was primarily driven by lower costs for research materials and contracted services, employee-related expenses, and stock-based compensation. Stock-based compensation expense included in R&D expenses was $7.6 million for the first quarter of 2026.
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G&A Expenses: General and administrative (G&A) expenses were $34.8 million for the first quarter of 2026, compared to $29.0 million for the first quarter of 2025. The increase was primarily driven by the ongoing buildout of the company’s commercial infrastructure and higher legal expenses, partially offset by lower stock-based compensation. Stock-based compensation expense included in G&A expenses was $5.9 million for the first quarter of 2026.
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Net Loss: Net loss was $96.2 million for the first quarter of 2026, compared to $114.3 million for the first quarter of 2025.

About Intellia Therapeutics

Intellia Therapeutics, Inc. (Nasdaq: NTLA) is a leading clinical-stage biopharmaceutical company focused on revolutionizing medicine leveraging CRISPR gene editing and other core technologies. The company’s mission is to transform the lives of people with severe diseases by developing and commercializing potentially curative treatments. With deep scientific, technical and clinical development experience, Intellia aims to reset the standard for medicine by durably treating the root causes of disease. Learn more at intelliatx.com and follow us @intelliatx.

Forward-Looking Statements

This press release contains “forward-looking statements” of Intellia Therapeutics, Inc. (“Intellia” or the “company”) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, express or implied statements regarding Intellia’s beliefs and expectations concerning: the success and advancement of its clinical programs for lonvoguran ziclumeran or “lonvo-z” (previously referred to as NTLA-2002) for the treatment of hereditary angioedema (“HAE”) and

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nexiguran ziclumeran or “nex-z” (previously referred to as NTLA-2001) for transthyretin (“ATTR”) amyloidosis, including its plan to complete the submission of a biologics license application (“BLA”) for lonvo-z in the second half of 2026, its expectations regarding review and approval of that BLA, including the potential for accelerated review, its expectations regarding a planned U.S. launch of lonvo-z in the first half of 2027, and its plans to complete patient enrollment in MAGNITUDE-2 of nex-z for hereditary ATTR amyloidosis with polyneuropathy in the second half of 2026; the potential of lonvo-z to inactivate the KLKB1 gene to permanently lower kallikrein and bradykinin levels and to eliminate HAE attacks via a highly differentiated one-time treatment that is administered in an outpatient setting; the potential of nex-z to halt and reverse disease by driving a deep, consistent and potentially lifelong reduction in TTR protein after a one-time treatment; its ability to optimize the impact of its collaborations on its development programs, including, but not limited to, its collaboration with Regeneron Pharmaceuticals, Inc. (“Regeneron”) and their co-development program for ATTR amyloidosis; and its growth as a company and expectations regarding its uses of capital, expenses, future accumulated deficit and financial results, including its ability to fund operations at least into 2028 and well beyond lonvo-z’s anticipated U.S. commercial launch for HAE in the first half of 2027.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the conduct of clinical studies and other development and commercialization requirements for its product candidates, including lonvo-z and nex-z, including risks related to the ability to develop and successfully commercialize lonvo-z, nex-z or any of Intellia’s product candidates; risks related to Intellia’s ability to protect and maintain its intellectual property position; risks related to Intellia’s relationship with third parties, including its contract manufacturers, collaborators, licensors and licensees; risks related to the ability of its licensors to protect and maintain their intellectual property position; uncertainties related to the authorization, initiation and conduct of preclinical and clinical studies and other development requirements for its product candidates, including uncertainties related to regulatory approvals to conduct clinical trials; risks related to the results of preclinical studies or clinical studies not being predictive of future results in connection with future studies; the risk that clinical study results will not be positive; risks related to the potential delay of planned clinical trials due to regulatory feedback or other developments; and risks related to Intellia’s collaborations with Regeneron, or its other collaborations not continuing or not being successful. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause Intellia’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intellia’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intellia’s other filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q. All information in this press release is as of the date of the release, and Intellia undertakes no duty to update this information unless required by law.

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INTELLIA THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Collaboration revenue	$15,048	$16,627
Operating expenses:
Research and development	80,737	108,427
General and administrative	34,843	29,007
Total operating expenses	115,580	137,434
Operating loss	(100,532)	(120,807)
Other income, net:
Interest income	5,205	8,603
Change in fair value of investments, net	(904)	(2,125)
Total other income, net	4,301	6,478
Net loss	$(96,231)	$(114,329)
Net loss per share, basic and diluted	$(0.81)	$(1.10)
Weighted average shares outstanding, basic and diluted	118,490	103,500

INTELLIA THERAPEUTICS, INC.
CONSOLIDATED BALANCE SHEET DATA (UNAUDITED)
(Amounts in thousands)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$517,247	$605,134
Total assets	758,779	842,127
Total liabilities	137,840	170,733
Total stockholders’ equity	620,939	671,394

Investor Contact:

Jason Fredette

Vice President, Investor Relations and Corporate Communications

Intellia Therapeutics, Inc.

jason.fredette@intelliatx.com

Media Contact:

Mike Tattory

Vice President

LifeSci Communications

mtattory@lifescicommunications.com

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